                                                            [HELEN OF TROY LOGO]
                                                         One Helen of Troy Plaza
                                                               El Paso, TX 79912
                                                                PH: 915-225-8000


                                                           FOR IMMEDIATE RELEASE



                              HELEN OF TROY LIMITED
                    REPORTS RECORD SALES AND RECORD EARNINGS
                              FOR FISCAL YEAR 2003



FOURTH QUARTER NET INCOME INCREASES 48%

FOURTH QUARTER EARNINGS PER SHARE INCREASE 47% TO 22 FROM 15 CENTS

FISCAL YEAR NET INCOME RISES 33%

FISCAL YEAR EARNINGS PER SHARE ADVANCES 31% TO $1.31 FROM $1.00

CONTINUED GROWTH FORECAST FOR NEXT FISCAL YEAR

         EL PASO, TEXAS MAY. 13 - Helen of Troy Limited (NASDAQ, NM: HELE) designer, developer and worldwide marketer of brand-name personal care products, today reported record sales and earnings for the fourth quarter and year ended Feb. 28, 2003.

         Fourth quarter sales increased to $102,286,000, from $101,460,000 in the same period of the prior year. Net income for the quarter was $6,457,000 or 22 cents per diluted share, compared with $4,354,000 or 15 cents per diluted share for the same period a year earlier, an increase in net income of 48 percent. Net sales for the twelve months climbed 2.6 percent to a record $458,825,000 in fiscal 2003, versus $447,319,000 in fiscal 2002. Net income rose to a record $38,716,000 or 33 percent higher than the $29,215,000 reported in fiscal 2002. Net income per diluted share increased 31 percent to a record $1.31 in fiscal 2003 compared to $1.00 per diluted share in fiscal 2002.

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         Gerald J. Rubin, Chairman, Chief Executive Officer and President,
commenting on the results for the quarter and year stated, "We are very pleased with our record results for the fourth quarter and year ended February 28, 2003. We are encouraged that our business has again been able to achieve very positive results in a quarter impacted by difficult winter weather conditions, and a worldwide retail shopping slowdown. The fourth quarter is traditionally one of the Company's slowest selling quarters, so we are pleased with our strong results. We anticipate the retail environment will continue to be challenging for the foreseeable future, but we will not relax from our commitment to meet the needs of our retail partners and the end consumer.

         "Total sales for the fourth quarter were $102.3 million, up slightly from prior year at $101.5 million. Quarterly sales of the Company, exclusive of our Tactica segment, increased by 22 percent to $89.7 million. This growth was led primarily from sales of the six brands acquired from Procter & Gamble Company during our third quarter. Excluding the sales of the six newly acquired brands and Tactica sales, Helen of Troy sales increased 9.7 percent. Fourth quarter Tactica sales were $12.6 million and International sales contributed $8.0 million. Brands leading the sales increases in our North American segment this past quarter and year were Vidal Sassoon, Dr. Scholl's and Wave Rage. Our Professional distribution channel continued to contribute double digit growth, led by our Hot Tools and Wigo brands. Sales in the United Kingdom and France led sales growth in our International segment.

         "Gross margins for the fourth quarter were 44.2 compared to 46.0 percent for the prior year. Full year margins were 46.0 percent versus 46.6 percent in the prior year. Selling, general and administrative (SG&A) expenses declined for the quarter to 34.7 percent of net sales from 39.3 percent for the prior year's quarter, while full-year SG&A expenses declined to 34.5 percent from 37.3 percent. Fourth quarter operating margins improved significantly to
9.5 percent, from 6.7 percent for the fourth quarter last year. Full-year operating margins increased to 11.5 percent from 9.3 percent.

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         "Based on our solid performance for fiscal year 2003, we expect sales for fiscal year 2004, ending February 29, 2004, to be in the range of $500 to $515 million or approximately 9 to 12 percent above the prior year sales of $459 million. Fiscal 2004 first quarter earnings are expected to be 24 to 25 cents per diluted share, an increase of 9 to 14 percent from last year's first quarter earnings per share of 22 cents per diluted share. Full-year earnings per share for fiscal 2004 are anticipated to be in the range of $1.45 to $1.50, or an increase of 11 to 15 percent above the prior year's $1.31 per share.

         "The balance sheet remains strong with cash of $48 million, shareholders' equity of $290 million, accounts receivable of $62 million and inventory of $112 million at February 28, 2003. We used approximately $67 million of internally generated cash during the year for purchases of fixed assets, royalty prepayments, purchase of warehouse facilities in Mississippi and the acquisition of six consumer brands from The Procter & Gamble Company. All of these transactions were entered into with the goal of reducing SG&A expenses and growing our business. As of February 28, 2003, book value per common share outstanding was $10.27.

         "Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was $59.9 million for the year versus $50.7 million for last year, an increase of 18 percent. EBITDA represents a non-GAAP (generally accepted accounting principles) financial measure. The following table reconciles this measure to the appropriate GAAP measure:

                                                                  FOR THE YEAR ENDED
                                                               ---------------------------
                                                                 02/28/03      02/28/02
                                                               ------------   ------------
Operating Income                                               $     52,859   $     41,657
Depreciation & Amortization                                           6,558          8,630
Other Income (Expense), Net                                             442            419
                                                               ------------   ------------

Earnings before interest, taxes,
depreciation and amortization (EBITDA)                         $     59,859   $     50,706
                                                               ============   ============

         "EBITDA is presented in this earnings release because management believes it is a key metric to the investment community and assists in the understanding and analysis of period-to-period operating performance. EBITDA should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.


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         "Sales have increased in 33 of the past 36 quarters, with net income increasing in 32 of these 36 quarters, demonstrating consistent financial performance over the past nine years. Next year sales are expected to surpass $500 million for the first time in our Company's 35 year history. Based upon the momentum we have experienced over the past year, and our expectation for that momentum to continue through the current year, we are anticipating fiscal year 2004 to be another record year in both sales and earnings. We are also pleased to announce that Tactica International has licensed the Singer(R) trademark for North America (United States and Canada), to manufacture and distribute floor care products," Rubin concluded.

         The Company will conduct a teleconference in conjunction with today's release. The teleconference begins at 11 a.m. ET today, May 13, 2003. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at www.hotus.com or via CCBN's Investor Distribution Network at www.companyboardroom.com for individual investors and www.streetevents.com for institutional investors. The event will be archived and available for replay through June 30, 2003.

         Helen of Troy Limited is a leading designer, producer and marketer of brand name personal care consumer products. The Company's products include hair dryers, curling irons, hair setters, women's shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers, paraffin baths, liquid hair styling products, body powder and skin care products. The Company's products are sold by mass merchandisers, drug chains, warehouse clubs and grocery stores under licensed trade names including Vidal Sassoon(R), licensed from The Procter & Gamble Company, the trademark Revlon(R), licensed from Revlon Consumer Products Corporation, Dr. Scholl's(R), licensed from Schering-Plough HealthCare Products, Inc., Sunbeam(R) licensed from American Household, Inc., Sea Breeze(R), licensed from Shisheido Corporation, and Vitapointe(R) licensed from Fizons Corporation. Helen of Troy's owned trade names include Dazey(R), Caruso(R), Karina(R), DCNL(TM), Nandi (TM), Isobel(TM), WaveRage(R), Vitalis(R), Final


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Net(R), Ammens(R), and Condition 3-in-1(R). The Company also markets hair and beauty care products under the Helen of Troy(R), Hot Tools(R), Hot Spa(R), Salon Edition(R), Gallery Series(R), Wigo(R) and Ecstasy(R) trademarks to the professional beauty salon industry.

         This press release may contain certain forward-looking statements, which are subject to change. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results. Generally, the words "anticipates," "believes", "expects" and other similar words identify forward-looking statements. The Company cautions readers to not place undue reliance on forward-looking statements. The actual results may differ materially from those described in any forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. Additional information concerning potential factors that could affect the company's financial results are included in the company's Form 10-K for the year ended February 28, 2002 and the Form 10-Q's for the quarters ended May 31, 2002, August 31, 2002, and November 30, 2002.


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HELEN OF TROY LIMITED COMPARATIVE INCOME STATEMENT ANALYSIS (IN THOUSANDS,
EXCEPT SHARES AND EARNING PER SHARE)

                                                    FOR THE THREE MONTHS ENDED          FOR THE YEAR ENDED
                                                     02/28/03        02/28/02        02/28/03        02/28/02
                                                   ------------    ------------    ------------    ------------
Net Sales                                          $    102,286    $    101,460    $    458,825    $    447,319

Cost of Sales                                            57,093          54,751         247,794         238,859
                                                   ------------    ------------    ------------    ------------

Gross profit                                             45,193          46,709         211,031         208,460

Selling, general and administrative expenses             35,493          39,891         158,172         166,803
                                                   ------------    ------------    ------------    ------------

Operating Income                                          9,700           6,818          52,859          41,657

Other income (expense):
                  Interest Expense                         (973)           (948)         (3,965)         (4,256)
                  Interest Income                           273             289           1,410             727
                  Other Income, Net                        (362)            203             442             419
                                                   ------------    ------------    ------------    ------------
Total other Income (expense):                            (1,062)           (456)         (2,113)         (3,110)
                                                   ------------    ------------    ------------    ------------

Earnings before income taxes                              8,638           6,362          50,746          38,547

Income tax expense                                        2,181           2,008          12,030           9,332
                                                   ------------    ------------    ------------    ------------

Net earnings                                       $      6,457    $      4,354    $     38,716    $     29,215
                                                   ============    ============    ============    ============

Net earnings/(loss) per diluted share              $        .22    $        .15    $       1.31    $       1.00
                                                   ============    ============    ============    ============

Weighted average shares
used in computation                                  29,666,000      29,617,000      29,548,000      29,199,000
                                                   ============    ============    ============    ============


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SELECTED CONSOLIDATED BALANCE SHEET INFORMATION


                                             AS OF:         AS OF:
                                            02/28/03       02/28/02
                                           ------------   ------------
Cash                                       $ 47,837,000   $ 64,293,000
Trading Securities, at market value           1,442,000        145,000
Accounts receivable                          61,990,000     69,943,000
Inventory                                   111,966,000    100,306,000

Total current assets                        234,836,000    243,670,000
Total assets                                405,629,000    357,558,000

Total current liabilities                    61,027,000     52,232,000
Total long term liabilities                  55,000,000     55,000,000


Stockholders' equity                       $289,602,000   $250,326,000



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2003